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                 KENT ELECTRONICS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                                      EXHIBIT 11

                     (In thousands, except per share data)
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                                            For the Thirteen Weeks Ended     For the Thirteen Weeks Ended
                                                   June 27, 1998                      June 28, 1997
                                           ------------------------------    ------------------------------
                                                                Per-Share                         Per-Share
                                           Income     Shares     Amount      Income     Shares     Amount
                                           -------    ------    ---------    ------     ------    ---------
BASIC EARNINGS PER SHARE

Net earnings                               $ 4,108    27,213     $  0.15    $ 8,775     26,257    $  0.33
                                                                 =======                          =======
EFFECT OF DILUTIVE SECURITIES
Excess of shares issuable upon
  exercise of stock options over
  shares deemed retired utilizing
  the treasury stock method                      -       699                      -      1,505
                                           -------    ------                -------     ------
DILUTED EARNINGS PER SHARE

Net earnings plus assumed conversions      $ 4,108    27,912     $  0.15    $ 8,775     27,762    $  0.32
                                           =======    ======     =======    =======     ======    =======
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